EX-28.d.3.w.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND FIAM LLC

Effective January 8, 2025

As Amended March 12, 2025*

Funds of the Trust	Subadvisory Fees
NVIT Fidelity Institutional AM® Emerging Markets Fund	0.40% on all Subadviser Assets

NVIT Fidelity Institutional AM® Worldwide Fund	0.30% on Subadviser Assets up to $250 million; 0.28% on Subadviser Assets of $250 million and more but less than $500 million; and 0.26% on Subadviser Assets of $500 million and more

*	As approved at the Board of Trustees Meeting held on March 11-12, 2025.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher Graham
Name: Christopher C. Graham
Title: Senior Vice President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name: Christopher C. Graham
Title: Vice President-Chief Investment Officer

SUBADVISER
FIAM LLC

By:	/s/ Mark Botelho
Name: Mark Botelho
Title: Vice President